EXHIBIT 99

FITCH  DOWNGRADES  GREEN  MOUNTAIN  POWER  TO  'BB+'

Fitch-NY-August 25, 2000: Fitch has downgraded the credit ratings of Green Mountain Power Corporation (GMP) to below investment grade and has maintained the ratings on Rating Watch--Negative. Approximately $103 million of debt and preferred securities are affected. The resulting ratings are as follows:

Green  Mountain  Power          From          To
----------------------          ----          --
First  Mortgage  Bonds          'BBB'        'BB+'
Unsecured  MTNs  (shelf)        'BBB-'       'BB-'
Preferred  Stock                'BB+'        'B+'

The downgrade reflects GMP's increased cash requirements related to higher power supply expenses and its severely limited financial flexibility resulting from the continued delay and uncertainty surrounding final resolution to the pending rate case. The company's financial viability remains highly dependent on the granting of adequate rate relief by the regulators. GMP has little latitude or ability to withstand adverse developments prior to the dissemination of the final rate order. As a result, Fitch believes the company's financial and qualitative characteristics are no longer commensurate with an investment grade credit. The watch status also remains in effect, pending the outcome and subsequent review of the upcoming rate order.

GMP's ratings incorporate past disallowances by the Vermont Public Service Board
(VPSB) of purchased power costs, which contributed to GMP's financial instability. The uncertain public policy and regulatory environment continues to negatively impact GMP's credit quality and access to capital and bank markets.

The recent higher purchase power expenses include those incurred to meet GMP's obligation to sell to Hydro Quebec (HQ) under the 9701 option. This purchase power situation has negatively impacted credit protection measures, heightened supply risk, increased financial burden and reduced liquidity. Under the 9701 option, HQ can call (from GMP) energy at a below-market, fixed price of approximately $26/MWh with 60 days notice. Recently, HQ provided notice to GMP, exercising its option from the period of September 2000 through February 2001. GMP has entered into contracts to cover its supply position during September and October and is evaluating hedging alternatives for the remaining period. Nonetheless, borrowing requirements are expected to increase to fund this supply obligation, further constraining GMP's liquidity position. Lacking unexpected liquidity needs, it appears GMP should have adequate revolving credit facilities available to fund its presently forecasted near term cash needs. Favorably, HQ's increased calls in 2000 will benefit future periods, as the total amount awarded to HQ under the option is exhausted sooner.


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GMP  will  be filing testimony shortly to rebut the disallowances ordered by the
VPSB in its 1998 rate case and correspondingly, to support a request for a 3.9% rate increase to cover escalating purchase power expenses and to comply with certain accounting standards (FAS 5 and 71). The VPSB is expected to issue an order in late 2000 or early 2001, which should lead to closure of GMP's long-standing rate case. The effective date of the requested $10 million rate increase is January 1, 2001. Should GMP fail to obtain an adequate level of permanent rate relief, GMP's financial viability would likely be threatened. Favorably, the VPSB has twice before granted extended stays (of the rate case) and approved two previous "temporary" rate increase requests by GMP. Proposed rate setting initiatives now being debated, if ultimately approved, would quite significantly stabilize the company's financial prospects. Additionally, GMP has successfully implemented strong cost reduction measures. The company's re-engineering program, which includes a sizable workforce reductions, along with lower capital expenditures and lower rent expense, should yield substantially reduced O&M expenses in 2000.

GMP, an investor-owned electric utility based in Colchester, Vermont, serves approximately 83,000 customers in Vermont.

Fitch is an international rating agency that provides global capital market investors with the highest quality ratings and research. Dual headquartered in New York and London with a major office in Chicago, Fitch rates entities in 75 countries and has some 1,100 employees in over 40 local offices worldwide. The agency, which is a combination of Fitch IBCA and Duff & Phelps Credit Rating Co., provides ratings for Financial Institutions, Banks, Corporations, Structured Finance, Insurance, Sovereigns and Public Finance Markets worldwide.

Contacts: Douglas J. Laskowski, CFA 1-312-368-2053, Chicago or Lina Santoro 1-212-908-0522, New York


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